UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Real Goods Solar, Inc.

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PRELIMINARY COPY SUBJECT TO COMPLETION — DATED AUGUST 29, 2014

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, OCTOBER 30, 2014

To our shareholders:

We will hold the 2014 annual meeting of shareholders of Real Goods Solar, Inc. (“we”, “us”, “our”, or “RGS Energy”), a Colorado corporation, on Thursday, October 30, 2014, at 12:00 p.m. local time, at the Marriot Courtyard in Louisville Colorado at 948 West Dillon Road, Louisville, CO 80027 for the following purposes:

1. to elect eight directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2. to approve exercisability of warrants issued as a part of a private placement of units completed June 3, 2013;

3. to ratify the appointment of EKS&H LLLP to audit our consolidated financial statements for the 2014 fiscal year; and

4. to transact such other business as may properly come before our annual meeting, or any adjournment(s) or postponement(s) thereof.

Our board of directors has fixed the close of business on August 29, 2014 as the record date for determining our shareholders entitled to notice of, and to vote at, our annual meeting. A complete list of our shareholders entitled to vote at our annual meeting will be available for inspection by our shareholders upon written request prior to our annual meeting showing a proper purpose during normal business hours at our Louisville, Colorado office and subject to satisfaction of other requirements set forth in our bylaws. Only shareholders of record on the August 29, 2014 record date are entitled to notice of, and to vote at, our annual meeting and any adjournments or postponements thereof.

We are furnishing proxy materials to our shareholders primarily by the Internet. On              , 2014, we expect to commence mailing our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 proxy statement and 2013 annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone, and provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual meeting materials by mail, the proxy statement and proxy card from our board of directors and our annual report were enclosed. If you received your annual meeting materials via email, the email contained voting instructions and links to the proxy statement and annual report on the Internet, which are both available at www.proxyvote.com. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of our annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Our shareholders are cordially invited to attend our annual meeting in person.

By Order of the Board of Directors,

, 2014	/s/ Anthony DiPaolo
Anthony DiPaolo, Chief Financial Officer and Secretary

YOUR VOTE IS IMPORTANT

We urge you to vote your shares as promptly as possible by following the voting instructions in the Notice of Internet Availability of Proxy Materials.

If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-690-6903, or

•	by mailing us an executed proxy card.

If you hold our shares with a broker, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

PRELIMINARY COPY SUBJECT TO COMPLETION — DATED AUGUST 29, 2014

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, Colorado 80027

PRELIMINARY PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, OCTOBER 30, 2014

We are furnishing this proxy statement and the accompanying proxy card to our shareholders in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2014 annual meeting of shareholders to be held on Thursday, October 30, 2014, starting at 12:00 p.m. local time, at the Marriot Courtyard in Louisville Colorado at 948 West Dillon Road, Louisville, CO 80027 and at any adjournment(s) or postponement(s) thereof. This proxy statement, the accompanying proxy card and the Notice of Internet Availability of Proxy Materials are first being mailed or given to our shareholders on or about              , 2014. The address of our principal executive offices is 833 West South Boulder Road, Louisville, Colorado 80027.

PURPOSE OF ANNUAL MEETING

At the annual meeting, our shareholders will be asked: (i) to elect eight directors of Real Goods Solar, Inc., a Colorado corporation (“we”, “us”, “our”, or “RGS Energy”), to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified; (ii) to approve exercisability of warrants issued as a part of a private placement of units completed June 3, 2013; (iii) to ratify the appointment of EKS&H LLLP (“EKS&H”) to audit our consolidated financial statements for the 2014 fiscal year; and (iv) to transact such other business as may properly be brought before the annual meeting. Our board of directors recommends a vote “FOR” the election of the nominees for directors of our company listed below, “FOR” the exercisability of the warrants issued in the private placement completed June 3, 2013, and “FOR” the ratification of the appointment of EKS&H as the our independent auditors for the 2014 fiscal year.

QUORUM AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the outstanding votes eligible to be cast by our Class A common stock and Class B common stock is necessary to constitute a quorum at the annual meeting. Only shareholders of record at the close of business on the record date, August 29, 2014, will be entitled to notice of, and to vote at, the annual meeting. As of August 21, 2014, there were 51,918,449 shares of our Class A common stock, par value $0.0001, and no shares of our Class B common stock, par value $0.0001, outstanding and entitled to vote. Holders of our Class A common stock as of the record date are entitled to one vote for each share held. The holders of our Class A common stock will vote together as a single class. Cumulative voting is not permitted for any purpose. Once a quorum is present, the affirmative vote of a majority of the votes cast on any subject matter shall be the act of the shareholders, other than with respect to the election of directors as described below.

Riverside Renewable Energy Investment LLC (“Riverside”) holds approximately 15.1%, of the currently outstanding shares of our Class A common stock. Pursuant to the terms of a Shareholders Agreement, Riverside has the right to designate a certain number of individuals for appointment or nomination to our board of directors, tied to its ownership of our Class A common stock. Because of its voting rights and its ability to designate individuals for appointment or nomination to our board of directors, Riverside will be able to exert influence over matters requiring approval by our shareholders at the annual meeting.

All shares of our common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with properly executed instructions indicated in the proxies. Abstentions and broker non-votes will have no effect on the result of the vote, although they will count towards the presence of a quorum for this annual meeting. Any shareholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with RGS Energy a written revocation of the proxy, (b) appearing at the annual meeting and voting in person, (c) voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on October 29, 2014 (only your latest telephone or Internet proxy is counted), or (d) submitting to us a duly executed proxy bearing a later date.

We are using the Securities and Exchange Commission’s “E-Proxy” rules and furnishing proxy materials to our shareholders primarily by the Internet. On              , 2014, we expect to commence mailing our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 proxy statement and 2013 annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone, and provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual meeting materials by mail, the proxy statement and proxy card from our board of directors and our annual report were enclosed. If you received your annual meeting materials via email, the email contained voting instructions and links to the proxy statement and annual report on the Internet, which are both available at www.proxyvote.com. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of our annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. Our annual report is not to be considered as a part of this proxy statement or as having been incorporated by reference into this proxy statement.

This proxy statement, the proxy card and voting instructions are being made available to shareholders at www.proxyvote.com. You may also request a printed copy of this proxy statement and the proxy card or our annual report by any of the following methods: (a) telephone at 1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com.

We will bear the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to shareholders in connection with the solicitation of proxies. In addition, our officers, directors and employees may solicit proxies by written communication or telephone. These persons will receive no special compensation for any solicitation activities. We may incur the fees and expenses of hiring the services of a solicitation agent in connection with this proxy solicitation to the extent we determine that engaging a solicitation agent is in the best interest of RGS Energy.

UNLESS THE SHAREHOLDER GRANTING THE PROXY SPECIFIES A DIFFERENT VOTE, IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS OF OUR COMPANY LISTED BELOW, “FOR” THE EXERCISABILITY OF THE WARRANTS ISSUED IN THE PRIVATE PLACEMENT COMPLETED JUNE 3, 2013, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF EKS&H AS OUR INDEPENDENT AUDITORS FOR THE 2014 FISCAL YEAR. IF ANY NOMINEES FOR DIRECTOR BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY OUR BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. RIVERSIDE, WHO HOLDS A SUBSTANTIAL NUMBER OF SHARES OF OUR CLASS A COMMON STOCK, HAS INFORMED US THAT IT INTENDS TO VOTE ITS SHARES IN FAVOR OF THE DIRECTOR NOMINEES SET FORTH IN THIS PROXY STATEMENT, “FOR” THE EXERCISABILITY OF THE WARRANTS ISSUED IN THE PRIVATE PLACEMENT COMPLETED JUNE 3, 2013, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF EKS&H AS OUR INDEPENDENT AUDITORS FOR THE 2014 FISCAL YEAR.

PROPOSAL 1

ELECTION OF DIRECTORS

(Item No. 1 on Proxy Card)

Nominees for Election as Directors

Our board of directors proposes that David L. Belluck, Dennis Lacey, Pavel Bouska, Ian Bowles, Steven B. Kaufman, John Schaeffer, Robert L. Scott, and Richard D. White be elected as directors of our company, to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Unless contrary instructions are given, the proxies will be voted “FOR” these nominees. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable for service. If for any unforeseen reason any nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

Our business encompasses product sourcing, installation and financing of solar products, marketing, and research functions in a context characterized by rapidly evolving technologies, changing incentives, exposure to business cycles, and significant competition. Our board of directors is responsible for reviewing and assessing the appropriate skills, experience, and background sought of board members in the context of our business and the then-current membership on our board of directors. This assessment of board skills, experience, and background includes numerous diverse factors, such as independence; understanding of and experience in solar energy businesses, technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of our board of directors with regard to these factors change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective board members. Our board of directors reviews and assesses the continued relevance of and emphasis on these factors as part of our board of directors’ annual self-assessment process and in connection with candidate searches.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the board of directors as a whole in its oversight and advice concerning our business and operations. The directors’ biographies note each director’s relevant experience, qualifications, and skills that led to the conclusion that such individual should serve as a director of our company.

•

Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our board of directors, may be enhanced if their leadership experience has been developed at businesses or organizations that faced significant competition and/or involved technology or other rapidly evolving business models.

•

Business Development Experience. Directors who have a background in business development and in acquisitions can provide insight into developing and implementing strategies for growing our business through combination with other organizations. Useful experience in this area includes consideration of “build versus buy,” analysis of the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•

Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•

Industry and Technical Expertise. Because we are actively involved in the solar energy market, education or experience in relevant technology is useful in understanding our research and development efforts, competing companies, various solar products and installation techniques, and the market segments in which we compete.

•	Brand Marketing Expertise. Directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

The names of our director nominees, their ages, and, for our current directors standing for reelection, the years in which they began serving as directors and their positions, are set forth below. Each of the nominees is currently serving as a director of our company.

DAVID L. BELLUCK—age 52—Chairman of RGS Energy’s Board of Directors.

Mr. Belluck has served as a director since June 2011. Since 1998, Mr. Belluck has been a General Partner of Riverside Partners, LLC, a Boston-based, private equity investment firm where he has worked for the past 25 years. Mr. Belluck controls Riverside Partners III, LLC, which is the general partner of Riverside Partners III, LP, which is the general partner of Riverside Fund III, LP. Riverside is a wholly-owned subsidiary of Riverside Fund III, LP. and holds approximately 15.1% of the currently outstanding shares of our Class A common stock. Mr. Belluck also serves on the boards of directors of Welocalize, Tegra Medical, Eliassen Group, and Healthdrive. Previously he served on the board of directors of Rudolph Technologies (NYSE: RTEC). Mr. Belluck serves on the Governor’s Council of Economic Advisors in Massachusetts, and he is a Vice-Chair of The Alliance for Business Leadership. Mr. Belluck graduated from Harvard Business School with distinction and from Harvard College, magna cum laude.

Our board of directors believes that Mr. Belluck brings to the board of directors significant strategic focus, business development and financial experience from his past business experience with Riverside Partners.

DENNIS LACEY—age 60—Director and Chief Executive Officer.

Mr. Lacey joined RGS Energy in February 2014 as Senior Vice President Finance, became the President of RGS Energy’s Residential Solar Division in April 2014 and became our Chief Executive Officer in August 2014. Mr. Lacey previously served as the Chief Financial Officer of Community Enhancement Group REIT, Inc., formed to invest in multi-family properties and acquire REIT status, between May 2012 and February 2014. Between January 2010 and March 2012, Mr. Lacey served as Chief Financial Officer and Vice President of Stream Global Services, a publicly-traded company providing business process outsourcing services. Between September 2006 and December 2009, he was the head of capital markets for Republic Financial Corporation, a private investment firm engaged in aircraft leasing and alternative asset management. Before that, Mr. Lacey held a number of senior executive positions at Imperial Bancorp, a $6 billion publicly-traded commercial bank best known for its high-tech lending practice before it was acquired by Comerica. At Imperial Bancorp, he served as Executive Vice President and Chief Financial Officer, President of the SBA Division, and President of the Equipment Leasing Division. Mr. Lacey also served as President and Chief Executive Officer of Capital Associates, a publicly traded equipment leasing company. He previously served as Chief Financial Officer of two multi-billion dollar publicly-traded companies: TeleTech Holdings, Inc., one of the largest customer experience management companies in the United States, and CKE Restaurants, Inc., an owner, operator and franchisor of popular brands in the quick-service restaurant industry. Earlier in his career, Mr. Lacey was an audit partner at Coopers & Lybrand, an accounting firm.

Our board of directors believes that Mr. Lacey brings to the board of directors significant senior leadership, management, operational and financial experience.

PAVEL BOUSKA—age 60—Director.

Mr. Bouska has served as a director since September 2012. Mr. Bouska has been an independent business consultant and President of WIT, LLC, a business development and technology integration company, since January 2006. From February 2003 to June 2006, he was the Chief Executive Officer and served as a director of ionSKY Inc., a wireless Internet service provider. Between March 1999 and February 2003, Mr. Bouska served as Executive Vice President and Chief Information Officer of Gaiam, Inc., as Chief Executive Officer of Gaiam Energy Tech, Inc., the renewable energy division of Gaiam that later became Real Goods Solar, and as a director of Gaiam.com, Inc., an e-commerce subsidiary of Gaiam. In addition, Mr. Bouska served as a director of Gaiam between 1991 and 1999. From June 1987 to May 1988 he provided consulting services to, and from June 1988 to June 1999 he served as Chief Information Officer and Vice President, Information Technology of, Corporate Express, Inc., a corporate supplier, as it grew from $2.0 million of gross revenues to a Fortune 500 company. From January 1985 to January 1988 Mr. Bouska worked as project leader at sd&m AG, a software company in Munich, Germany. He has experience with organization management and technology deployment in rapidly growing and changing environments, business unit integrations, and mergers and acquisitions. From May 2002 to May 2012, Mr. Bouska has also served as President and chairman of the Board of Sunshine Fire Protection District in Boulder, Colorado. Mr. Bouska holds a Master of Engineering degree from the Czech Technical University in Prague.

Our board of directors believes that Mr. Bouska brings to the board of directors significant senior leadership, strategic focus, business development, and renewable energy experience.

IAN BOWLES —age 48 —Director.

Mr. Bowles has served as a director since December 2013. He is Co-founder and Managing Director of WindSail Capital Group, a Boston-based investment firm providing growth capital to emerging clean energy companies, a position he has held since March 2011. Mr. Bowles is also Senior Director of Albright Stonebridge Group, a global strategy firm based in Washington, DC, a position he has held since February 2011. From January 2007 to January 2011, Bowles served as Secretary of Energy and Environmental Affairs of Massachusetts, during which time he oversaw all aspects of energy and environmental regulation and policy in Massachusetts. Earlier in his career, Mr. Bowles served on the White House staff for President Bill Clinton, holding the posts of Senior Director of Global Environmental Affairs at the National Security Council and Associate Director of the White House Council on Environmental Quality. He is a director of First Wind, an independent North American renewable energy company focused on the development, financing, construction, ownership and operation of utility-scale power projects in the United States.

Our board of directors believes that Mr. Bowles brings to the board of directors significant strategic focus, regulatory and public policy expertise and financial and industry experience.

STEVEN B. KAUFMAN—age 47—Director.

Mr. Kaufman has served as a director since June 2011. He currently serves as the Chief Executive Officer of Lexington Lighting Group, LLC, a manufacturer of energy-efficient lighting products for commercial and residential markets. Mr. Kaufman served as the Chief Executive Officer and a director of Alteris Renewables, the largest design-build renewable energy company in the Northeast, from September 2008 until our December 2011 acquisition of Alteris. Mr. Kaufman was an Operating Partner with Riverside Partners, LLC from 2005 to 2011. He also served on the boards of directors of several smaller companies and helped them with their growth initiatives until exit, including SIXNET (now Spectris PLC), NDS Surgical Imaging (now GSI Group), Vocollect (now Intermec), Quantum Medical Imaging (now Carestream Health), and Applied Precision (now Rudolph Technologies). Mr. Kaufman previously was President and Chief Executive Officer of Avici Systems, a public telecommunications equipment company. Earlier Mr. Kaufman worked at Lucent Technologies, a telecommunication technology (now Alcatel-Lucent), as President of their Multiservice Core Networks Division and as Vice President and General Manager of its core switching business. Previously he was a marketing manager for Intel Corporation on the Pentium processor.

Our board of directors believes that Mr. Kaufman brings to the board of directors significant senior leadership, business development, industry, technical and brand marketing experience from his past business experience in the renewable energy, private equity, telecommunications and semiconductor industries.

JOHN SCHAEFFER—age 64—Director.

Mr. Schaeffer has served as a director since 2008. In 1978, Mr. Schaeffer founded Real Goods Trading Corporation, which he took public through a direct public offering in 1991, and which is now one of our subsidiaries. Between 1986 and 2008, Mr. Schaeffer served as either President or Chief Executive Officer of Real Goods Trading Corporation, he served as our Chief Executive Officer from January to November 2008, he served as our President or Residential President thereafter through 2012 and he served as our General Manager, Retail & Distribution from 2012 until July 2014. Mr. Schaeffer has been continually involved with RGS Energy selling and marketing solar and renewable energy products for more than 36 years. In 1995, Mr. Schaeffer helped create the Solar Living Center in Hopland, California, a state-of-the-art renewable energy and sustainability demonstration center. Mr. Schaeffer has been honored with numerous awards for his environmental business practices, community involvement and his entrepreneurial successes. Mr. Schaeffer received a BA from the University of California, Berkley.

As the founder of Real Goods Trading Corporation and based on his extensive experience in the solar and renewable energy industries, our board of directors believes that Mr. Schaeffer brings to the board of directors significant senior leadership, management, operational, brand marketing and industry experience.

ROBERT L. SCOTT—age 67—Director.

Mr. Scott has served as a director since June 2012. Mr. Scott has advised and assisted a number of companies since retiring from Arthur Andersen, LLP as partner. From May to November 2009, he served as the interim Chief Financial Officer of Square Two Financial (formerly, Collect America), a private consumer debt company, assisting them with financial administration and transition to a permanent Chief Financial Officer. From 2004 to 2008, Mr. Scott assisted Colorado Mountain Development, engaged in retail land sales primarily in Texas, to improve financial reporting and accounting systems and help transition toward the sale and relocation of the business. During 2003 and 2004, Mr. Scott served as a consultant to KRG Capital Partners, LLC, a Denver-based private equity firm, assisting them with due diligence investigations of certain target companies. Mr. Scott joined Arthur Andersen, LLP, a public accounting firm, in 1970 and was admitted as partner in 1981, continuing through his retirement in 2002. Within Arthur Andersen’s Audit & Business Advisory Group, Mr. Scott served clients in numerous life cycle stages and industries including construction, venture capital, energy exploration and development, manufacturing, cable and satellite television, software development, real estate and manufacturing.

Our board of directors believes that Mr. Scott brings to the board of directors exceptional technical skills in accounting, internal controls, taxation, equity compensation, and public company matters.

RICHARD D. WHITE —age 60—Director.

Richard D. White has served as a director since December 2013. He has been a Managing Director and head of the Private Equity and Special Investment Department of Oppenheimer & Co. Inc., a full service investment bank and broker-dealer, since June 2004. From 2002 to June 2004, Mr. White served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. He is currently a member of the board of directors of Escalade, Inc., a sporting goods, information security and print finishing products company, and G-III Apparel Group Ltd., an apparel designer and manufacturer, and was a member of the board of directors of Lakes Entertainment, Inc., a developer, manufacturer and financier of gaming businesses and related properties from December 2006 to June 2013. He also serves on the board of directors of the Charles Stark Draper Laboratory, Inc., an independent not-for-profit research laboratory that serves the national interest in applied research, engineering development, technology transfer and advanced technical education, and is a member of the board of Energy and Environmental Systems of the National Academy of Sciences and National Academy of Engineering. Mr. White received an MBA from the Wharton School at the University of Pennsylvania and a BA from Tufts University. Mr. White is a Certified Public Accountant and has been a high level participant in the investment banking, private equity and finance area for his entire business career.

Our board of directors believes that Mr. White brings to the board of directors significant strategic focus, business development and financial experience from his past business experience as a private equity investor, investment banker and public company director.

Each director serves for a one-year term. Pursuant to the terms of the Shareholders Agreement entered into as of December 19, 2011, Riverside has the right to designate a certain number of individuals for appointment or nomination to our board of directors, tied to its ownership of our Class A common stock, and has agreed to vote its securities in favor of the election to our board of directors of these designated individuals. Currently, Messrs. Belluck and Kaufman serve on our board of directors as Riverside’s designees. Riverside has designated Messrs. Belluck and Kaufman for election to our board of directors at our 2014 annual meeting of shareholders.

Vote Required

Directors will be elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. If no instructions are indicated on a proxy card, the shares will be voted “FOR” the election of these nominees for director. Because director nominees must receive a plurality of the votes cast at the annual meeting, a vote withheld from a particular nominee or from all nominees or abstentions will not affect the election of that nominee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THESE NOMINEES.

PROPOSAL 2

APPROVAL OF THE EXERCISABILITY OF WARRANTS TO PURCHASE SHARES OF CLASS A COMMON

STOCK ISSUED JUNE 3, 2013 IN CONNECTION WITH A PRIVATE PLACEMENT

(Item No. 2 on Proxy Card)

Our board of directors is seeking approval of the exercisability of our 2013 PIPE Warrants (defined below) to purchase shares of Class A common stock, issued on June 3, 2013 pursuant to the Securities Purchase Agreement, dated May 24, 2013, by and between us and the investors party thereto. Pursuant to the Securities Purchase Agreement, we sold to the investors units consisting of an aggregate of 3,366,974 shares of Class A common stock and warrants to purchase an aggregate of 1,683,488 shares of Class A common stock at an exercise price of $2.75 per share (the “2013 PIPE Warrants”), at a purchase price of $2.75 per unit. The unit price and the exercise price of the 2013 PIPE Warrants were below the market price of our Class A common stock at the time of the transaction. The 2013 PIPE Warrants are exercisable beginning on the issuance date and until June 3, 2018.

The exercise price and the number of shares of our Class A common stock issuable upon exercise of the 2013 PIPE Warrants are subject to anti-dilutive adjustment, for example, if we sell or are deemed to have sold Class A common stock at a price below the exercise price of the 2013 PIPE Warrants. As of the date of this proxy statement, two subsequent securities transactions have resulted in an increase of the aggregate number of shares of Class A common stock issuable upon the exercise of the 2013 PIPE Warrant by 185,292 shares. In addition, the exercise price for the 2013 PIPE Warrants has been reduced to $2.45. There are currently 2013 PIPE Warrants outstanding to purchase an aggregate of 1,519,700 shares of Class A common stock.

Our Class A common stock is listed on The Nasdaq Capital Market, and we are subject to the Nasdaq Marketplace Rules. Under Nasdaq Rule 5635(d), companies that have securities listed on Nasdaq must obtain shareholder approval before the issuance of common stock in a private offering at a price less than the greater of the book and market value per share of such common stock, if the issuance amounts to 20% or more of the common stock or 20% or more of the voting power of a company outstanding before the issuance, and is referred to herein as the “20% Rule.”

The private placement in which the 2013 PIPE Warrants were issued is subject to the 20% Rule and it currently complies with the 20% Rule because the shares of our Class A common stock issued at the closing of the transaction plus the shares of our Class A common stock issued subsequent to that, or issuable in the future, upon exercise of the 2014 PIPE Warrants constitute less than 20% of the Class A common stock and the voting power of our outstanding securities at the time of the closing of the transaction. Assuming the exercise of 100% of the 2013 PIPE Warrants (taken together with the shares of Class A common stock issued at the closing of the private placement and all shares of Class A common stock previously issued upon exercise of the 2013 PIPE Warrants), the total number of shares issued or issuable in the private placement equals 19.61% of the Class A common stock and the voting power of our outstanding securities at the time of the closing of the transaction. However, if the anti-dilution protection in the 2014 PIPE Warrants is triggered in the future, additional shares of our Class A common stock may become issuable upon exercise of the 2013 PIPE Warrants and such issuance may cause the aggregate number of shares issued or issuable in the private placement to exceed the limitation in the 20% Rule. Therefore, our board of directors has determined that it is in our best interest to seek shareholder approval of the exercisability of the 2013 PIPE Warrants.

Effects of Warrant Exercise

If all of the outstanding 2013 PIPE Warrants were to be exercised in full as of              , 2014, we would issue shares of our Class A common stock as described above and receive aggregate gross proceeds of approximately $3.7 million. Issuance of shares of our Class A common stock upon exercise of 2013 PIPE Warrants will increase the number of shares outstanding and dilute shareholders. As of              , 2014, we have already received an aggregate of approximately $10.2 million in gross proceeds from the private placement, comprised of approximately $9.3 million received upon the completion of the private placement on June 3, 2013, and $0.9 million received upon the exercise of 2013 PIPE Warrants occurring since the private placement. Any future anti-dilutive adjustments to the exercise price and the number of shares of our Class A common stock issuable upon exercise of the 2013 PIPE Warrants are not expected to result in any material change in the aggregate gross proceeds we will receive upon exercise of the 2013 PIPE Warrants because any adjustment will preserve the aggregate exercise price of all outstanding 2013 PIPE Warrants.

Consequences of Failure to Approve Proposal 2

If there has been no anti-dilutive adjustment to the exercise price and the number of shares of our Class A common stock issuable upon exercise of the 2013 PIPE Warrants between the date of this proxy statement and the annual meeting, there will be no immediate consequence to us if the proposal to approve the exercisability of our 2013 PIPE Warrants is not approved.

However, if our shareholders do not approve the proposal, and there is in the future an anti-dilutive adjustment to the 2013 PIPE Warrants that causes the private placement to exceed the limits of the 20% Rule, we will not be able to issue all of the shares of our Class A common stock issuable upon exercise of the outstanding 2013 PIPE Warrants because it would violate the Nasdaq Marketplace Rules. If we violate the Nasdaq Marketplace Rules, our Class A common stock may be delisted from The Nasdaq Capital Market.

Further, in the event that we are prohibited from issuing any shares of Class A common stock in excess of the limits of the 20% Rule upon receiving an exercise notice from a holder of a 2013 PIPE Warrant as a result of a failure to obtain shareholder approval as described in this proposal, then in lieu of issuing such excess shares, we must pay cash to the exercising holder in exchange for the cancellation of the excess shares at a price equal to the sum of (1) the product of (A) such number of shares and (B) the greatest Closing Sale Price (as defined in the 2013 PIPE Warrants) of our Class A common stock on any trading day during the period commencing on the date the holder delivered the exercise notice and ending on the date of such payment, and (2) to the extent the holder has purchased shares of our Class A common stock to deliver in satisfaction of a sale by the holder of any such excess shares, any brokerage commissions and other out-of-pocket expenses, if any, of the holder incurred in connection therewith.

Vote Required

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. For purposes of determining the number of votes cast on the matter, only those cast “FOR” or “AGAINST” are included, while abstentions and broker non-votes are not included.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVING THE EXERCISABILITY OF WARRANTS AS DESCRIBED IN PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Item No. 3 on Proxy Card)

The Audit Committee has appointed EKS&H to audit our consolidated financial statements for the 2014 fiscal year. This appointment is being presented to shareholders for ratification at the annual meeting. Shareholder ratification of the appointment of EKS&H as our independent auditors is not required by our bylaws or otherwise. We are submitting the appointment of EKS&H to shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, our Audit Committee will reconsider whether to retain EKS&H. Even if the selection is ratified, our Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders. Representatives of EKS&H are expected to be present at our 2014 annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so. We expect EKS&H to be available to respond to appropriate questions.

Vote Required

The action of the Audit Committee in appointing EKS&H as RGS Energy’s independent auditors for the 2014 fiscal year will be ratified upon the approval by the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. Abstentions and the failure of a broker to cast a discretionary vote will have no effect on the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF EKS&H AS OUR INDEPENDENT AUDITORS FOR THE 2014 FISCAL YEAR.

DIRECTOR INDEPENDENCE, COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

Director Independence

Our board of directors currently consists of eight members and meets regularly during the year. Our board of directors has determined that each of Messrs. Belluck, Bouska, Bowles, Kaufman, Scott and White are independent as defined by the listing standards of the Nasdaq Stock Market. Membership on our audit committee, compensation committee and nominating and corporate governance committee is limited to independent directors within the meaning of the Nasdaq Marketplace Rules.

Board Meetings and Board Committees

Our board of directors generally holds four regularly scheduled meetings during the year. During 2013, our board held five in-person meetings and 14 telephonic meetings. Each of our current directors who served as directors during 2013 attended 100% of the aggregated number of meetings of our board and of the committees of our board on which such director served during 2013. Messrs. Bowles and White did not attend any such meetings during 2013 because they were elected to our board of directors on December 18, 2013 and no such meetings were held thereafter.

Our policy on attendance by directors at the annual meeting encourages our directors to attend the annual meeting unless they have a scheduling conflict. All of our directors standing for re-election at our 2013 annual meeting of shareholders (six directors) attended the meeting (other than Mr. Lacey who was not a director at that time).

Our board of directors has standing audit, compensation and nominating and corporate governance committees, for which we have adopted written charters. These charters, which can be found in the Investor Relations section of our website at: http://investors.rgsenergy.com/governance/, along with our code of ethics adopted by our board of directors, provide the framework for governance of our company. We also have a standing executive committee, which operates under authority provided in our bylaws and without a charter.

Audit Committee. Our audit committee currently consists of David Belluck, Pavel Bouska, and Robert Scott. Mr. Scott serves as chairperson of the audit committee and is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our audit committee is responsible for the appointment, compensation and oversight of our auditor and for approval of any non-audit services provided by the auditor. Our audit committee also oversees (a) management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and disclosure practices; (b) management’s establishment and maintenance of processes to assure that an adequate system of internal control over financial reporting is functioning; and (c) management’s establishment and maintenance of processes to assure our compliance with all laws, regulations and company policies relating to financial reporting. Our audit committee held three in-person meetings and one telephonic meeting during 2013.

Compensation Committee. Our compensation committee currently consists of David Belluck, Ian Bowles and Robert Scott. Mr. Belluck serves as chairperson of our compensation committee. Our compensation committee establishes compensation amounts and policies applicable to our executive officers, establishes salaries, bonuses and other compensation plans and matters for our executive officers and administers our stock option plans and employee stock purchase plan. Our compensation committee may, if it chooses, delegate any of its responsibilities to subcommittees. Our compensation committee held no in-person meetings and three telephonic meetings during 2013.

The principal objectives that guide the compensation committee in assessing our executive and other compensation programs include the proper allocation among current cash compensation, short-term bonus compensation and long-term compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal considerations of fairness and affordability), competitive practices and trends and regulatory requirements. In determining the particular elements of compensation that are used to implement our overall compensation objectives, the compensation committee takes into consideration a number of factors related to our performance, such as our earnings per share, profitability, revenue growth and the specific operational and financial performance of certain groups, as well as the competitive environment for our business. Stock price performance is not a factor in determining annual compensation because the market price of our Class A common stock is subject to a variety of factors outside of our control. The compensation committee may, when appropriate as determined on an annual basis, identify individual performance goals for executive and other officers, which goals may play a significant role in determining such officers’ incentive compensation for that year and which are taken into consideration in setting base salary for the next year. The compensation committee may meet with certain of our executive officers to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. The compensation committee may ask management for its recommendations regarding the base salary, bonus targets and equity compensation for the executive team and other employees. The compensation committee considers, but is not bound by and may not always accept, management’s recommendations with respect to executive compensation. The compensation committee may also seek input from one or more independent compensation consultants prior to making determinations on material aspects of our compensation programs, practices and packages.

In 2013, our compensation committee engaged Pearl Meyer & Partners to review and assess our compensation programs from a competitive standpoint, comparing our programs to the programs of businesses of comparable size and market value. Pearl Meyer & Partners reported directly to our compensation committee and did not provide any other services to us, other than advising our board of directors and our compensation committee with respect to compensation arrangements for our executive officers and non-employee directors. Our compensation committee assessed the independence of Pearl Meyer & Partners and concluded that Pearl Meyer & Partners is independent and that its engagement of Pearl Meyer & Partners did not raise any conflict of interest with us or any of our directors or executive officers.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee currently consists of David Belluck, Ian Bowles and Robert Scott. Mr. Belluck serves as the chairperson of the nominating and corporate governance committee. Our nominating and corporate governance committee carries out responsibilities related to our director nomination process and procedures, developing and maintaining our corporate governance policies and any related matters required by the federal securities laws. Our nominating and corporate governance committee also reviews and approves related-party transactions. Our nominating and corporate governance committee was formed in 2014 and, consequently, did not hold any meetings in 2013.

Our nominating and corporate governance committee identifies and screens individuals qualified to become directors and makes recommendations to our full board of directors regarding the selection and approval of nominees for director to be submitted to our shareholders for election. As described under the heading “Proposal 1-Election of Directors,” our nominating and corporate governance committee and our board of directors consider a variety of factors when selecting candidates for election to the board of directors. Our nominating and corporate governance committee and our board of directors will consider qualified director candidates recommended by our shareholders. Our bylaws set forth certain procedures that are required to be followed by shareholders in nominating persons for election to our board of directors. Generally, written notice of a proposed nomination must be received by our corporate secretary no later than the 45th day nor earlier than the 70th day prior to the anniversary of the mailing of the preceding year’s proxy materials. Other than as described above, our nominating and corporate governance committee and board of directors have not adopted a formal policy regarding the consideration of director candidates recommended by shareholders; however, they would not evaluate shareholder nominees differently from management or board nominees.

As disclosed elsewhere in this proxy statement, pursuant to the terms of a Shareholders Agreement, Riverside has the right to designate a certain number of individuals for appointment or nomination to our board of directors, tied to its ownership of our Class A common stock, and has agreed to vote its securities in favor of the election to our board of directors of these designated individuals.

Executive Committee. Our executive committee consists of Mr. Belluck and one vacancy. Mr. Belluck serves as the chairperson of our executive committee. Our executive committee may exercise, during intervals between meetings of the board of directors, all the powers and authority of the board, except as otherwise provided in our bylaws or by Colorado law.

Executive Sessions of the Board and Leadership Structure

Our board of directors’ independent directors meet periodically in executive session. Executive sessions are generally held in connection with regularly scheduled board meetings.

David Belluck is the Chairman of our board of directors and is not currently an employee of our company. Dennis Lacey serves as a director and as our Chief Executive Officer. As our most senior executive officer, Mr. Lacey has primary, general and active control over our affairs and business and general supervision of our officers, agents and employees. We also maintain an audit committee and compensation committee, each currently consisting of three independent directors. The technology and regulatory landscape involved in our business are constantly evolving and Mr. Lacey brings extensive knowledge in these areas to the board of directors, allowing him to effectively focus board decision-making on those items most important to our overall success. Our board of directors believes that having our most senior executive officer on our board of directors helps promote our overall strategic development and facilitates the efficient flow of information between management and our board of directors. Our board of directors also believes that this leadership structure optimizes Mr. Belluck’s and Mr. Lacey’s contributions to the board’s efforts.

Our board of directors works closely with our Chief Executive Officer in its regular assessment of the risks that could confront our business, whether due to competitive issues, government incentives, the economy or otherwise. It is management’s responsibility to manage risk and bring to our board of directors’ attention the most material risks to us. Our board of directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us and annually reviews our enterprise risk management. Our audit committee regularly reviews treasury risks (insurance, credit and debt), financial and accounting risks, legal and compliance risks, information technology security risks and risks related to internal control over financial reporting. Our compensation committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and incentive arrangements. Our compensation committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on us. In addition, the full board of directors considers risks to our reputation, reviews risks related to the sustainability of our operations, considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the board. The full board of directors also has oversight of enterprise risk management and considers strategic risks and opportunities on a regular basis.

DIRECTOR COMPENSATION

Director Compensation Policy

For 2013, our policy was to pay directors who are not employees of our company or its affiliates fees of $5,000 for each board meeting attended, $2,000 for each telephonic meeting attended, $2,000 for each committee meeting attended and $1,000 for each telephonic committee meeting attended. Members of each standing committee received an annual fee of $5,000 and chairpersons of each standing committee received an annual fee of $10,000. During 2013, Messrs. Belluck and Kaufman were not compensated for their service on our board of directors pursuant to a verbal understanding with us. Mr. Bouska was not compensated for his service on our board of directors before our 2013 annual shareholders meeting pursuant to a verbal understanding with us. Messrs. Belluck, Bouska and Kaufman will be compensated for their service on our board of directors during 2014. Our named executive officers who also are directors are not compensated separately for their service on our board of directors.

Director Compensation Table

The following table provides compensation information for the year ended December 31, 2013 for each director who served during 2013 and was compensated for his or her service other than as a named executive officer.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Pavel Bouska (2)	$15,000	$ -----	$15,000
Ian Bowles	$ 7,000	$ 7,000	$14,000
Steven B. Kaufman	$ -----	$ -----	$ -----
Barbara Mowry (3)	$79,000	$ -----	$79,000
Robert L. Scott	$41,503	$41,497	$83,000

(1)

Amounts in the Stock Awards column represent the aggregate grant date fair value of the shares issued computed in accordance with FASB ASC Topic 718. Amounts in this column include fees earned during 2013, some of which were paid in 2014 for administrative reasons. Assumptions used in the calculation of the aggregated grant date fair value for these stock awards are included in footnote 12 to our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014.

(2)	Mr. Bouska was not compensated for service on our board of directors before December 18, 2013.
(3)	Ms. Mowry did not stand for reelection at the 2013 annual shareholders’ meeting.

EXECUTIVE OFFICERS

The following table sets forth the names and ages of our current executive officers:

Name	Age	Position

Dennis Lacey	60	Chief Executive Officer and Director

Anthony DiPaolo	55	Chief Financial Officer and Secretary

Our executive officers are appointed annually by our board of directors. Biographical information about Mr. Lacey is included under the heading “Proposal 1-Election of Directors.”

ANTHONY DIPAOLO—age 55—Mr. DiPaolo has served as our Chief Financial Officer since February 2013. Mr. DiPaolo has more than 20 years of experience as a senior finance and accounting professional. From February 2007 through June 2012, Mr. DiPaolo was employed by Incentra Solutions, a provider of information technology and storage management solutions to enterprises and managed services providers in North America and Europe. Incentra Solutions was publicly traded through April 2009 when it became a private company. Mr. DiPaolo was the Chief Financial Officer of Incentra Solutions through January 2010, when he was appointed President following Incentra Solutions’ divestiture of its value added resale business. Incentra Solutions changed its name to Presilient in June 2010. Mr. DiPaolo resigned from his position as President in August 2010 and remained an employee of Presilient through June 2012. From July 2012 to January 2013, he served as Chief Financial Officer and Chief Accounting Officer for Roomlinx, Inc., a publicly traded provider of media and entertainment services to the hospitality industry. Mr. DiPaolo has a Bachelor of Science degree in accounting from the University of Denver.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information with respect to the beneficial ownership of our Class A common stock as of August 21, 2014 (except as noted) for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A common stock, (ii) each director and director nominee, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group. As of August 21, 2014, there were 51,918,449 shares of our Class A common stock and no shares of our Class B common stock outstanding.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership (1)	Percent of Class
Riverside Renewable Energy Investments, LLC	(2)	7,830,647	15.1%
Columbia Wanger Asset Management, LLC	(3)	2,825,000	5.4%
Dennis Lacey		–	–
Kamyar (Kam) Mofid	(4)	190,000	*
Anthony DiPaolo	(5)	25,000	*
David L. Belluck	(6)	7,843,147	15.1%
Pavel Bouska	(7)	12,500	*
Ian Bowles	(8)	15,691	*
Steven B. Kaufman	(9)	87,499	*
John Schaeffer	(10)	334,000	*
Robert L. Scott	(11)	54,387	*
Richard D. White	(12)	62,280	*
All directors and executive officers as a group (9 persons)	(13)	8,434,504	16.1%

*	Indicates less than 1% ownership.
(1)

This table is based upon information supplied by officers, directors and principal shareholders directly to Real Goods Solar or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the SEC. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include stock options exercisable and restricted stock vesting within 60 days after August 21, 2014.

(2)

According to a report on Schedule 13D filed with the SEC on January 12, 2012. David L. Belluck is the sole manager of Riverside, and as the sole manager, he may be deemed to beneficially own the securities. Mr. Belluck and Riverside share voting and investment power over these securities. The address for Riverside Renewable Energy Investments, LLC is c/o Riverside Renewable Energy Investments, LLC 699 Boylston Street, Boston, MA 02116.

(3)

According to a report on Schedule 13G/A filed with the SEC on February 6, 2014 by Columbia Wanger Asset Management, LLC and Columbia Acorn Trust. Columbia Wanger Asset Management, LLC is an investment adviser and the securities are owned by Columbia Acorn Trust and various other investment companies and managed accounts. Columbia Wanger Asset Management, LLC disclaims beneficial ownership over the securities. Columbia Acorn Trust has sole voting and investment power over 2,600,000 shares of the Class A common stock. The address for Columbia Wagner Asset Management, LLC and Columbia Acorn Trust is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(4)	Consists of 190,000 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable.
(5)

Consists of 20,000 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 5,000 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after August 21, 2014.

(6)

Consists of 7,830,647 shares of our Class A common stock beneficially owned by Riverside, 8,333 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 4,167 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after August 21, 2014. Mr. Belluck is the sole manager of Riverside, and as the sole manager, he may be deemed to beneficially own the securities beneficially owned by Riverside. Mr. Belluck and Riverside share voting and investment power over the securities beneficially owned by Riverside.

(7)

Consists of 8,333 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 4,167 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after August 21, 2014.

(8)

Consists of 3,191 shares of our Class A common stock, 8,333 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 4,167 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after August 21, 2014.

(9)

Consists of 74,999 shares of our Class A common stock, 8,333 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 4,167 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after August 21, 2014.

(10)

Consists of 10,000 shares of our Class A common stock, 321,600 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 2,400 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after August 21, 2014.

(11)

Consists of 41,887 shares of our Class A common stock, 8,333 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 4,167 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after August 21, 2014.

(12)

Consists of 49,780 shares of our Class A common stock, 8,333 shares of our Class A common stock issuable upon exercise of stock options that are currently exercisable, and 4,167 shares of our Class A common stock issuable upon exercise of stock options exercisable within 60 days after August 21, 2014.

(13)

Includes Messrs. Lacey, DiPaolo, Belluck, Bouska, Bowles, Kaufman, Schaeffer, Scott and White. As of the date of the table above, Mr. Lacey does not beneficially own any shares of our Class A common stock nor any shares issuable within 60 days thereafter.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table includes information concerning compensation for each of the last two completed fiscal years for our principal executive officer, and the other named executive officers of our company.

Name and Principal Position	Year	Salary (1)	Bonus (1)		Options Awards (2)		Other		Total
Kamyar (Kam) Mofid (3)	2013	$357,197		$360,000	$	---	$	---	$717,197
Chief Executive Officer and Director	2012	$115,558		$120,000		$466,829		$77,254	$779,641

John Schaeffer	2013	$175,000	$	---	$	---	$	---	$175,000
Director and General Manager, Retail and Distribution, and Director	2012	$175,000		$2,000		---		250	$177,250

Anthony DiPaolo	2013	$192,115		$166,500		$322,500	$	---	$681,115
Chief Financial Officer (4)

(1)

The Salary and Bonus columns represent amounts earned during those years and, because of the timing of payments, do not represent amounts paid during those years. The annual base salary rates for 2013 were $360,000 for Mr. Mofid, $222,000 for Mr. DiPaolo and $175,000 for Mr. Schaeffer. Bonuses in 2012 and 2013 were granted at the discretion of our board of directors, except for Mr. Mofid’s bonus which was guaranteed for 2012.

(2)

The amounts in the Option Awards column reflect the aggregated grant date fair value of awards granted during 2012 and 2013, all of which were computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the aggregated grant date fair value for these options are included in footnote 12 to our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014. The terms of the options are described under the Outstanding Equity Awards at Fiscal Year-End Table below.

(3)

Mr. Mofid commenced service as our Chief Executive Officer and a director on July 30, 2012. The amount reported as “Other” for 2012 consists of a cash relocation allowance of $50,000 and a related income tax gross up in the amount of $27,254. Mr. Mofid resigned from all positions with our company effective August 13, 2014.

(4)	Mr. DiPaolo commenced service as our Chief Financial Officer on February 4, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of unexercised options previously awarded to our executive officers named above in the Summary Compensation Table as of December 31, 2013.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price (1)	Option Expiration Date (1)
	Exercisable (1)	Unexercisable (1)
Kamyar (Kam) Mofid	44,000	156,000(2)	$1.15	7/30/2019
	66,000	234,000(3)	$1.15	7/30/2019
	24,000	176,000(4)	$0.78	12/21/2019
Anthony DiPaolo	10,000	115,000(5)	$1.10	2/4/2020
	—	125,000(6)	$2.66	12/27/2020
John Schaeffer (7)	270,000	—	$2.92	7/30/2014
	46,800	13,200(7)	$2.96	3/4/2017

(1)

The exercise price of the options is equal to the closing stock market price of our Class A common stock on the date of grant and the options expire seven years from the date of grant except as noted. For further information, see footnote 12 to our audited financial statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014.

(2)	The options vest over five years, 2% each month commencing on June 1, 2013.
(3)

The options vest over five years, 2% each month commencing on June 1, 2013. These options were issued outside of the Amended and Restated Real Goods Solar, Inc. 2008 Long-Term Incentive Plan (the “Incentive Plan”).

(4)	The options vest over five years, 2% each month commencing on November 1, 2013.
(5)	The options vest over five years, 2% each month commencing on January 1, 2014.
(6)	The options vest over five years, 2% each month commencing on November 1, 2013.
(7)

The 270,000 options granted to Mr. Schaeffer prior to our initial public offering vested 50% upon the completion of our initial public offering on May 7, 2008 and 2% each month thereafter. Mr. Schaeffer’s other options commenced vesting 2% per month over five years on February 1, 2011 due to the achievement of a company performance goal (attainment of a certain amount of pre-tax income for 2010). On November 17, 2009, 270,000 of Mr. Schaeffer’s options were repriced to $2.92 per share and exercisability was suspended for six months from the date of modification.

Generally Available Benefit Programs

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as other employees. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than our 401(k) Plan described herein.

In fiscal 2013, our named executive officers were eligible to receive the same health care coverage that was generally available to our other employees. We also offered a number of other benefits to our named executive officers pursuant to benefit programs that have historically been provided through Gaiam, but are now provided by us internally, and provide for broad-based employee participation. These benefits programs included medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs (including chiropractic, massage therapy, acupuncture, and fitness classes), relocation/expatriate programs and services, educational assistance, and certain other benefits.

Our compensation committee believes that our 401(k) Plan and the other generally available benefit programs allow us to remain competitive for employee talent, and that the availability of the benefit programs generally enhances employee productivity and loyalty to us. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity, in full compliance with applicable legal requirements. Typically, these generally available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or Incentive Plan award package.

Equity Compensation Plan Information

The following table summarizes equity compensation plan information for our Class A common stock as of December 31, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,995,210	$1.56	704,790
Equity compensation plans not approved by security holders(1)	300,000	1.15	—

Total	2,295,210	$1.51	704,790

(1)	Consists of a stand-alone grant made outside of the Incentive Plan with substantially identical terms as grants made under the Incentive Plan.

Stock Option Grant Timing Practices

During fiscal 2013, our compensation committee and our board of directors consistently applied the following guidelines for stock option grant timing practices:

•

New Employees: stock option grants to new hires are effective on the first day of the new employee’s employment with us or upon approval by our compensation committee, and the exercise price for the options is set at the closing price of our Class A common stock on that date.

•

Existing Employees: stock option grants to existing employees are effective on the date that our compensation committee approves the grant, and the exercise price for the options is set at the closing price of our Class A common stock on that date.

Employment Agreements and Compensation of our Named Executive Officers

  We have not entered into traditional employment agreements with any of our named executive officers. However, we and Mr. Mofid executed an employment letter setting forth certain compensatory and other terms upon his retention in July 2012. We amended and restated his employment letter in December 2012. Further, those named executive officers who have been granted stock options are subject to covenants concerning confidentiality, non-competition, non-solicitation of employees and customers and assignment of inventions contained in our standard form of stock option agreement executed upon grant.

  We appointed Mr. Mofid as our Chief Executive Officer on July 30, 2012. Mr. Mofid resigned from all positions with our company on August 13, 2014. Mr. Mofid’s annual base salary was $300,000 during 2012, increased to $360,000 on January 1, 2013 and increased to $420,000 on January 1, 2014. Mr. Mofid was eligible to receive an annual bonus of up to 100% of his base salary based on our achievement of certain financial and operating objectives established by our board of directors in consultation with Mr. Mofid. For 2012, Mr. Mofid was guaranteed a bonus of $120,000. For 2012, he received $115,558 in salary and a cash bonus of $120,000. Mr. Mofid also served as a director during 2012 and 2013 but received no separate compensation for his service in this role. During 2012, we granted Mr. Mofid stock options exercisable into an aggregate of 700,000 shares of our Class A common stock with the exercise prices and vesting schedules set forth above. Mr. Mofid received a relocation allowance of $77,254 (including an associated tax gross up). Our compensation committee and our board of directors believe that Mr. Mofid’s salary and overall compensation level were warranted given Mr. Mofid’s role with us, his previous experience and business accomplishments and the market value of his skill set as a senior executive.

  We appointed Mr. DiPaolo as our Chief Financial Officer on February 4, 2013. Mr. DiPaolo’s annual base salary was $222,000 during 2013 and increases to $385,000 on January 1, 2014. He is eligible to receive an annual bonus of up to 50% and 75% of his base salary during 2013 and 2014, respectively, based on our achievement of certain financial and operating objectives established by our board of directors and Chief Executive Officer. For 2013, Mr. DiPaolo received $192,115 in salary and a cash bonus of $166,500. In addition to the annual bonus of up to 50% of his base salary, our board of directors authorized an additional bonus for 2013 for achieving additional financial objectives beyond those initially established. During 2013, we granted Mr. DiPaolo stock options exercisable into an aggregate of 250,000 shares of our Class A common stock with the exercise prices and vesting schedules set forth above.

Mr. Schaeffer’s annual base salary was $175,000 during 2012 and 2013. Mr. Schaeffer also served as a director during 2012 and 2013 but received no separate compensation for his service in this role. Our compensation committee and our board of directors believes that Mr. Schaeffer’s salary and overall compensation level were warranted given Mr. Schaeffer’s role with us, his previous experience and business accomplishments and the market value of his skill set as a senior executive. Mr. Schaeffer resigned from his position as an officer of our company on July 22, 2014.

Compensation of our Chief Executive Officer

Our board of directors appointed Dennis Lacey as our Chief Executive Officer effective August 13, 2014. Mr. Lacey’s annual base salary is $300,000. Mr. Lacey is eligible to receive annual bonuses of up to 100% of his base salary based on our achievement of certain financial and operating objectives established by our board of directors. Additionally, on August 18, 2014, we granted to Mr. Lacey options to purchase 300,000 shares of our Class A common stock at an exercise price of $2.06, the closing market price on the trading day before the grant. The options vest 2% per month for 50 months commencing on the first day of the 11th month after grant and expire on August 18, 2021. Mr. Lacey is also entitled to participate in employee benefits programs available to our other executive officers.

Potential Payments Upon Termination or Change-in-Control

Mr. Mofid

In connection with Mr. Mofid’s resignation and pursuant to the terms of a Confidential Separation Agreement and Release, dated August 18, 2014, we agreed to pay Mr. Mofid a one-time severance payment of $300,000 within 30 days after August 18, 2014, and allow him to exercise his vested options to purchase shares of our Class A common stock until the earlier of the 18 month anniversary of his separation and the expiration date of those options. He is also eligible for COBRA continuation coverage at active employee rates for up to 12 months. In addition, the agreement contains a customary release by Mr. Mofid and a mutual non-disparagement covenant.

Mr. DiPaolo

In the event that Mr. DiPaolo’s employment is terminated without Cause (as defined below) within six months following a Change of Control (as defined below), Mr. DiPaolo will be paid six months of severance in the form of salary continuance plus all accrued but unused paid time off. Mr. DiPaolo must execute a release of all known and unknown claims and abide by the terms of the release agreement.

“Cause” means (a) misappropriation of funds, (b) commission of a crime involving moral turpitude, (c) gross negligence in the performance of duties, (d) breach of fiduciary duty to RGS Energy, or (e) material breach of any contractual obligations to RGS Energy, all as determined by RGS Energy in our sole discretion.

“Change of Control” is defined as a new or an existing shareholder currently owning less than 10% of our shares, becoming a majority shareholder.

General

Our standard form of stock option agreement provides that option vesting ceases upon termination of employment. A former employee may exercise vested options for 30 days (generally), three months (upon retirement at or after normal retirement age) or one year (upon termination due to death or disability or within one year after a change of control) after termination but in no event after the expiration term of the applicable option. 50% of unvested options immediately vest upon the occurrence of a change of control whereas the remainder vests in accordance with their terms.

Frequency of Advisory Vote on Named Executive Officer Compensation

In a non-binding advisory vote on the frequency of future shareholder advisory votes to approve the compensation of our named executive officers held at our 2013 annual meeting of shareholders, our shareholders supported, by a majority of the votes cast, conducting future shareholder advisory votes to approve the compensation of our named executive officers every three years. We have considered the outcome of this advisory vote and has determined that we will conduct future such advisory votes every three years, the next one in 2016, until the next required advisory vote on the frequency of future shareholder advisory votes to approve the compensation of our named executive officers, which we expect to hold no later than our 2019 annual meeting of shareholders.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and our executive officers and other employees. We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. When determining how to apportion between differing elements of compensation, our goal is to meet our objectives while maintaining relative cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above the level then deemed affordable under existing circumstances. For options, we recognize a charge to earnings for accounting purposes equally from the grant date until the end of the vesting period.

We believe we have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1 million in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We do not believe we have individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

AUDIT COMMITTEE REPORT

Our audit committee, on behalf of our board of directors, oversees management’s conduct of internal control processes and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report information required for public disclosure.

Our management is responsible for establishing and maintaining adequate internal financial controls for the preparation of our consolidated financial statements and for the public reporting process. The firm of EKS&H, as our independent registered public accounting firm for 2013, was responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon expressing its opinion as to whether our consolidated financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. RGS Energy is not required to have, and did not engage, EKS&H to perform an audit of its internal control over financial reporting.

In this context, our audit committee reviewed and discussed with management and representatives of EKS&H our audited consolidated financial statements for the year ended December 31, 2013. EKS&H stated, in its Report of Independent Registered Public Accounting Firm dated March 31, 2014, that its audit included consideration of internal control over financial reporting as a basis for designing appropriate audit procedures, but not for the purpose of expressing an opinion on the effectiveness of RGS Energy’s internal control over financial reporting.

Our audit committee also discussed with EKS&H the matters required to be discussed by Statement on Auditing Standards No. 16, “Communication with Audit Committees.” Our audit committee reviewed with EKS&H, who was responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in our financial statements. Also, our audit committee discussed the results of the annual audit and such other matters required to be communicated with our audit committee under professional auditing standards.

In discharging its oversight responsibility over the audit process, our audit committee obtained from our independent auditors statements describing all relationships between our independent auditors and RGS Energy that might bear on our auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with our auditors any relationships that may impact their objectivity and independence.

Our audit committee recommended to our board that our audited financial statements for the year ended December 31, 2013 be included in our Annual Report on Form 10-K for 2013 for filing with the Securities and Exchange Commission, in reliance upon (1) our audit committee’s reviews and discussions with management and EKS&H; (2) management’s assessment of the effectiveness of our internal control over financial reporting; and (3) the receipt of an opinion from EKS&H, dated March 31, 2014, stating that our 2013 consolidated financial statements present fairly in all material respects, the consolidated financial position of our company and its consolidated subsidiaries at December 31, 2013 and the consolidated results of operations and cash flows for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States.

Audit Committee

Robert Scott, Chairperson
Pavel Bouska
David Belluck

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that this information be treated as “soliciting material” or specifically incorporate this information by reference into a document filed under the Securities Act or the Exchange Act.

Disclosure of Independent Accountant Fees

The following table presents fees paid to our independent accountant, EKS&H, for professional services rendered for the years ended December 31, 2013 and 2012:

Audit and Non-Audit Fees (in $000’s)	2013	2012
Audit fees (1)	$161	$169
Audit related fees (2)	86	—
Tax fees (3)	18	28
All other fees	—	—

Total	$265	$194

(1)

Audit fees are fees that we paid for the audit of our annual financial statements included in our annual report on Form 10-K and review of unaudited financial statements included in our quarterly reports on Form 10-Q; for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements; and all costs and expenses in connection with the above.

(2)	Audit related fees consisted of accounting consultations and additional audit procedures in connection with a business acquisition and related filings.
(3)	Tax fees represent tax advice and tax compliance services primarily in connection with a business acquisition and other transactions.

In accordance with the policies of our audit committee and legal requirements, all services to be provided by our independent registered public accounting firm are pre-approved by our audit committee. For 2013, our audit committee pre-approved all such services. Pre-approved services include audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full audit committee for up to one year, and such services relate to a particular defined task or scope of work and are subject to a specific budget. In other cases, the chairperson of our audit committee has the delegated authority from our audit committee to pre-approve additional services, and such action is then communicated to the full audit committee at the next audit committee meeting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. If we need such services, we obtain them from other service providers.

Our audit committee has appointed EKS&H to audit our consolidated financial statements for the 2014 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The following is a description of certain transactions involving us and persons who are considered “related persons,” as such term is defined in Item 404 of Regulation S-K.

Following our initial public offering, we entered into the Industrial Building Lease, Intercorporate Services Agreement and Tax Sharing and Indemnification Agreement described below with Gaiam. We also entered into a Registration Rights Agreement with Gaiam that we amended and restated in connection with the Alteris transaction, as described below. Because these agreements were negotiated while we were a subsidiary of Gaiam, they may not reflect terms as favorable as we might have obtained had these agreements been made with an unaffiliated third party.

We believe that Gaiam was a “related person” when we entered into the transactions with Gaiam described below but that Gaiam no longer is a “related person.” Up until 2013, Gaiam owned a significant portion of our Class A common stock. Until November 5, 2013, Gaiam was one of our creditors and a party to the Shareholders Agreement with us and Riverside. Gaiam ceased to be a party to the Shareholders Agreement on November 5, 2013 and its right to designate individuals for appointment or nomination to our board of directors terminated at that time.

Riverside currently owns approximately 15.1% of our Class A common stock and is one of our creditors. Pursuant to the terms of a Shareholders Agreement, Riverside has the right to designate a certain number of individuals for appointment or nomination to our board of directors, tied to its ownership of our Class A common stock. Currently, David Belluck and Steven Kaufmann serve as Riverside’s nominees on our board of directors.

Industrial Building Lease

On December 19, 2011, we entered into a five year facility lease with Gaiam for office space located in one of Gaiam’s owned buildings in Colorado that commenced January 1, 2012 and provided for a monthly payment of approximately $11,179. During 2013, we paid Gaiam an aggregate of $168,000 and we expect to pay Gaiam an aggregate of $263,000 in rent for 2014. Pursuant to a Loan Commitment we entered into with Gaiam and Riverside on November 13, 2012 (as described below), we entered into a Second Amendment to Lease, dated April 2, 2013, which permits Gaiam to purchase for $200,000 all tenant improvements constructed by us in our principal office space leased by us from Gaiam and cancels, effective March 31, 2013, the $3 per square foot credit set forth in the current lease. On November 5, 2013, Gaiam elected, in conjunction with our repayment of indebtedness owed to Gaiam, to call its option to purchase the tenant improvements for $200,000.

Intercorporate Services Agreement

Under our Intercorporate Services Agreement with Gaiam, Gaiam historically provided to us certain services that included business and facilities management, human resources and employee benefits, payroll, internal audit and risk management, treasury and cash management, tax, legal, accounts payable, telecommunications services, including call center support, and information technology services. Gaiam made each service available to us on an as-needed basis. Upon our request, Gaiam ceased to perform services under the agreement as of September 30, 2013 and the parties terminated the agreement effective on December 19, 2013. We paid a service charge that generally reflected the same payment terms, and was calculated using the same cost allocation methodologies for the particular service, as those associated with our historical costs, and we reimbursed Gaiam for any out-of-pocket expenses, including the cost of any third-party services required. We and Gaiam agreed on the aggregate annual amount for a particular year that we owed Gaiam for the services expected to be performed that year based upon the parties’ good faith estimates of those required services and the fees for such services. We incurred an aggregate of $316,000 and $120,000, respectively, of service charges during 2012 and 2013 under the Intercorporate Services Agreement. The annual fee amount, as well as any changes, was required to be approved in writing by the disinterested members of each of our and Gaiam’s boards of directors.

Tax Sharing and Indemnification Agreement

Our Tax Sharing and Indemnification Agreement with Gaiam generally governs Gaiam’s and our rights, responsibilities, and obligations with respect to taxes. Under the Tax Sharing and Indemnification Agreement, we expect, with certain exceptions, that we will generally be responsible for the payment of all income and non-income taxes attributable to our operations and the operations of our direct and indirect subsidiaries, whether or not such tax liability is reflected on a consolidated or combined tax return filed by Gaiam. Under the Tax Sharing and Indemnification Agreement, we will be required to distribute to Gaiam the tax effect of any tax credit and loss carryforwards we become entitled to use that were created prior to our initial public offering. In addition, we generally will be responsible for a portion of any additional taxes that are required to be paid for periods prior to the initial public offering as a result of a tax audit. The Tax Sharing and Indemnification Agreement also sets forth the respective rights, responsibilities and obligations between Gaiam and us with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other tax matters. Under the Tax Sharing and Indemnification Agreement, we and Gaiam will each indemnify and hold harmless the other from and against any breach by a party of any representation, covenant, statement, promise or obligation of that party under this agreement. In addition, we will indemnify and hold harmless Gaiam from and against any liability under Section 355(e) of the Internal Revenue Code as a result of any action or failure to act by us, our directors, officers, or authorized agents. These indemnity obligations continue indefinitely, subject to any applicable statutes of limitations. On December 19, 2011 we entered into a First Amendment to Tax Sharing Agreement with Gaiam governing periods after the amendment date. The amendment carves out from the agreement tax items of the Alteris group that arose before our acquisition of Alteris and also clarifies how the true up of tax benefits works.

Registration Rights Agreement

Under our Amended and Restated Registration Rights Agreement with Riverside, Riverside (or its permitted transferee) has the right to require us to register with the Securities and Exchange Commission all or any portion of its Class A common stock so that those shares may be publicly resold, or to include such shares in any registration statement we file, subject to certain exceptions, conditions and limitations. These rights include demand registration rights, Form S-3 registration rights and “piggyback” registration rights, in each case on and subject to the terms and conditions identified in the Amended and Restated Registration Rights Agreement. We will generally pay all expenses, other than underwriting discounts and commissions, relating to all demand registrations, Form S-3 registrations and piggyback registrations. These registration rights terminate when Riverside can sell all its registrable securities during any 90-day period pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, or pursuant to another similar exception. However, so long as Riverside owns more than 10% of our outstanding securities, Riverside shall continue to have registration rights until such time as all of Riverside’s securities may be sold pursuant to Rule 144 or Riverside owns less than 10% of our outstanding securities. The resale of these shares in the public market upon exercise of those registration rights could adversely affect the market price of our common stock. Before November 5, 2013, Gaiam was also a party to the Amended and Restated Registration Rights Agreement. Gaiam ceased to be a party to the Amended and Restated Registration Rights Agreement on November 5, 2013 pursuant to the terms of the Loan Repayment Agreement described below and Gaiam’s registration rights under the Amended and Restated Registration Rights Agreement terminated on that date.

December 2011 Loan Commitment under Shareholders Agreement

Upon the closing of the Alteris transaction on December 19, 2011 and pursuant to the terms of the Shareholders Agreement originally with both Gaiam and Riverside, we received commitments from Gaiam to loan us up to $1.7 million and from Riverside to loan us up to $3.15 million. Gaiam funded its loan commitment on December 30, 2011. Riverside, through Riverside Fund III, L.P., an affiliated entity, funded $3.0 million of its loan commitment on May 4, 2012 and the remaining $150,000 on June 20, 2013.

The loans originally were for a period of 12 months. In connection with the November 2012 Loan Commitment described below, on December 11, 2012, we extended the maturity date of Gaiam’s loan to April 30, 2013 and paid Gaiam an aggregate of $170,000 in interest on its loan. The maturity dates for Riverside’s loans have been extended several times and the loans are now due March 31, 2015. The loans bear interest at a rate of 10%.

On April 23, 2013, we entered into a conversion agreement with Gaiam pursuant to which the principal amount of Gaiam’s $1.7 million promissory note was reduced by $100,000 in exchange for 62,111 shares of our Class A common stock. The conversion ratio was determined based on the closing market price of our Class A common stock on the date of the agreement. On November 5, 2013, we repaid all our outstanding indebtedness owed to Gaiam under this loan (as amended pursuant to an amended and restated promissory note), pursuant to the Loan Repayment Agreement described below. As of the date of repayment, we owed Gaiam $1.6 million under the loan and we had paid an aggregate of $295,000 of interest on the loan over the term of the loan. As of the date of this proxy statement, we owed $3.15 million to Riverside on its loans. We have not paid any interest or principal on Riverside’s loan.

The loans are subordinate and junior in right of payment to the prior payment in full of all indebtedness for borrowed money owed by us to any lenders unaffiliated with us. Payment of the unpaid principal and all accrued but unpaid interest under a loan is accelerated and become immediately due and payable upon the occurrence of certain events related to proceedings under bankruptcy, insolvency, receivership or similar laws, the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for our company or a substantial part of our assets, and our making a general assignment for the benefit of creditors.

November 2012 Loan Commitment

On November 13, 2012, we entered into a Loan Commitment with Gaiam and Riverside pursuant to which each agreed to advance to us up to an additional $1.0 million in cash upon request from us until March 31, 2013. In addition, Gaiam agreed to extend the maturity date for the $1.7 million loan from Gaiam described above from December 30, 2012 to April 30, 2013 in exchange for us paying all interest then owed on the loan.

On December 11 and 13, 2012, respectively, Gaiam and Riverside each advanced us $1.0 million in cash pursuant to the Loan Commitment. While outstanding, each loan was represented by a promissory note and bore interest at an annual rate of 10% per year, payable at maturity. The original maturity date of these loans was April 26, 2013, which was subsequently extended to April 26, 2014.

On November 5, 2013, we repaid all our outstanding indebtedness owed to Gaiam under this loan (as amended pursuant to an amended and restated promissory note). As of the date of repayment, we owed Gaiam $1.0 million under the loan and we had paid an aggregate of $81,000 of interest on that loan over the term of the loan.

On April 30, 2014, we repaid all our outstanding indebtedness owed to Riverside under this loan (as amended pursuant to an amended and restated promissory note). As of the date of repayment, we owed Riverside $1.0 million under the loan and we paid an aggregate of $139,000 of interest on that loan over the term of the loan.

Furthermore, as required by the Loan Commitment, we executed with Gaiam an option agreement permitting Gaiam to purchase for $200,000 all tenant improvements constructed by us in our principal office space leased by us from Gaiam and amended its lease to cancel, effective March 28, 2013, the $3 per square foot credit set forth in the current lease.

Loan Repayment Agreement

On November 5, 2013, we entered into an Agreement (the “Loan Repayment Agreement”) with Gaiam and Riverside whereby Gaiam agreed that upon receipt of $2.1 million (the “Payoff Amount”), all of our outstanding indebtedness and obligations under the $1.7 million loan made by Gaiam to us under the loan commitments set forth in the Shareholders Agreement originally with Gaiam and Riverside, dated December 19, 2011, and the $1.0 million loan made by Gaiam to us under the Loan Commitments with Gaiam and Riverside, dated November 13, 2012, would be repaid in full. The balance of the indebtedness outstanding under these loans as of the date of the Loan Repayment Agreement was $2.6 million. The Loan Repayment Agreement also provided that the aggregate principal amount outstanding under these loans immediately before payment of the Payoff Amount would be reduced by $200,000 to reflect that Gaiam was deemed to have purchased from us its tenant leasehold improvements pursuant to and in accordance with the terms of the Second Amendment to Lease, dated March 28, 2013, between us and Gaiam for our Louisville, Colorado office building. Therefore, the Payoff Amount would result in a discount of $300,000. On November 5, 2013, we made the $2.1 million payment to Gaiam.

In addition, pursuant to the Loan Repayment Agreement, upon repayment of the indebtedness owed on these loans, Gaiam relinquished all of its rights and obligations under, and is no longer a party to, the Shareholders Agreement and the Amended and Restated Registration Rights Agreement, each by and among us, Gaiam and Riverside, dated December 19, 2011.

Our Policies Regarding Review, Approval or Ratification of Related-Party Transactions

Any related-party transaction is reviewed by disinterested members of management and, if material, by disinterested members of our board of directors or a committee thereof to ensure that the transaction reflects terms that are at least as favorable for us as we would expect in a similar transaction negotiated at arm’s length by unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and shareholders who beneficially own more than 10% of the outstanding shares of our Class A common stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our Class A common stock and other equity securities of our company. Our directors, officers and 10% holders are required by Securities and Exchange Commission regulations to furnish us with copies of all of the Section 16(a) reports they file.

Based solely upon a review of the copies of the forms furnished to us during or with respect to 2013 and the representations made by the reporting persons to us, we believe that Mr. Scott filed two late Form 4s, each for one transaction, Mr. White filed one late Form 4 for one transaction, Mr. Bowles filed one late Form 3 and one late Form 4 for one transaction, Mr. Mofid filed one late Form 4 for one transaction, and Mr. DiPaolo filed one late Form 4 for one transaction.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with regulations adopted by the Securities and Exchange Commission and our bylaws. For shareholder proposals to be considered for inclusion in our proxy statement and proxy card relating to the 2015 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act, they must be received by us not later than May 22, 2015, if the 2015 annual meeting is held on or within 30 days of October 30, 2015. In the event that we elect to hold our 2015 annual meeting more than 30 days before or after October 30, 2015, such shareholder proposals would have to be received by us a reasonable time before we begin to print and send our proxy materials for the 2015 annual meeting. Such proposals must contain specified information, including, among other things, information as would be required to be included in a proxy statement under Securities and Exchange Commission rules.

In addition, under the terms of our bylaws, shareholders who desire to present a proposal for action or to nominate directors (other than proposals to be included in our proxy statement and proxy card pursuant to Rule 14a-8 promulgated under the Exchange Act) at the 2015 annual meeting of shareholders must provide notice in writing of such proposal or nomination to us no earlier than July 11, 2015 and no later than August 5, 2015 unless the date of the 2015 annual meeting is changed by more than 30 days from October 30, 2014. In the event that we elect to hold our 2015 annual meeting more than 30 days before or after July 22, 2014, such shareholder proposals would have to be received by us a reasonable time before we begin to send our proxy materials for the 2015 annual meeting. Shareholder notices must contain the information required by Article II, Section 7 of our bylaws.

All proposals or other notices should be addressed to us at 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Secretary, Real Goods Solar, Inc.

If we do not have notice of a matter to come before an annual meeting at least 45 days before the first anniversary of the date on which we first sent our proxy materials for the prior year’s annual meeting of shareholders (unless the annual meeting in question is held more than 30 days before or after the first anniversary of the prior year’s annual meeting of shareholders), your proxy card for such annual meeting will confer discretionary authority to vote on such matter. In the event that we elect to hold an annual meeting more than 30 days before or after the first anniversary of the prior year’s annual meeting of shareholders, your proxy for such annual meeting will confer discretionary authority to vote on such matter if we do not have notice of such matter a reasonable time before we begin to send our proxy materials for such annual meeting.

DELIVERY OF MATERIALS

Securities and Exchange Commission rules permit a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice that is being sent to certain beneficial shareholders (who share a single address) only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be sent to that address unless any shareholder at that address gave contrary instructions. Upon written or oral request, we will promptly deliver a copy of such materials to any shareholder requesting the same. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or if any shareholders who share an address are receiving multiple copies of annual reports, proxy statements or Notices of Internet Availability of Proxy Statements and wish to receive a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please contact Broadridge, either by calling 800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. You can also contact us by calling 303-222-3600.

We will provide without charge to any beneficial owner of our Class A common stock as of the record date a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, upon written or oral request at the following address and telephone number: Real Goods Solar, Inc., 833 West South Boulder Road, Louisville, Colorado 80027, Attention: Corporate Secretary, (303) 222-8400. We will also provide a list briefly describing any exhibits not contained in our Annual Report on Form 10-K and will furnish a copy of any exhibit not contained therein to a requesting shareholder upon payment of a fee to reimburse our reasonable expenses in furnishing such exhibit.

COMMUNICATION WITH THE BOARD

Shareholders may communicate with our board of directors, including the non-management directors, by sending a letter to our Board of Directors, c/o Corporate Secretary, Real Goods Solar, Inc., 833 West South Boulder Road, Louisville, Colorado 80027. Our corporate secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, our corporate secretary will submit your correspondence to the Chairman of the board of directors or to any specific director to whom the correspondence is directed.

OTHER MATTERS

Our management does not intend to present, and has no information as of the date of preparation of this proxy statement that others will present, any business at the annual meeting, other than business pertaining to matters set forth in the notice of annual meeting and this proxy statement. However, if other matters requiring the vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY, OR TO VOTE BY THE INTERNET OR BY TELEPHONE PROMPTLY, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

Preliminary Proxy Card

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors	☐	☐	☐
Nominees
01	David L. Belluck 02 Dennis Lacey 03 John Schaeffer 04 Ian Bowles 05 Steven B. Kaufman
06	Robert L. Scott 07 Richard D. White 08 Pavel Bouska
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	Approval of exercisability of warrants issued in a private placement.					☐	☐	☐
3	Ratification of the appointment of EKS&H LLLP as our independent auditor for fiscal year 2014.					☐	☐	☐

NOTE: In the discretion of the proxies, on such other business as may properly come before the meeting and at any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for director, FOR proposals 2 and 3, in the discretion of the proxies, with respect to such other business as may properly come before the meeting.

For address change/comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

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REAL GOODS SOLAR, INC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON October 30, 2014

The Annual Meeting of the Shareholders of Real Goods Solar, Inc. (the “Company”) will be held on Thursday, October 30, 2014 at 12:00 P.M. local time, at the Marriott Courtyard, 948 West Dillon Road, Louisville, Colorado 80027.

The undersigned, having received the notice regarding the availability of proxy materials for said meeting, hereby constitutes and appoints Dennis Lacey and Anthony M. DiPaolo, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Annual Meeting scheduled to be held on October 30, 2014, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of the Company’s Class A common stock, which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card.

YOUR VOTE IS IMPORTANT

To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side